Exhibit 10.3

November 9, 2006

Christopher D. Genry
1449 Wynkoop, No. 402
Steelbridge Building
Denver, CO 80202

Re:        Separation of Employment from United Dominion Realty Trust, Inc.

Dear Chris:

As we have discussed, your employment with United Dominion Realty Trust, Inc. (the “Company”) will end effective December 31, 2006 (the “Separation Date”). This letter (this “Letter Agreement”) reflects our agreement with respect to the separation of your employment with the Company.

1.                 Last Day of Employment. Your last day of employment with the Company will be December 31, 2006.

2.                 Vacation Pay. You will be paid an amount equal to all accrued but unused vacation up to December 31, 2006. You are entitled to payment of all accrued but unused vacation whether or not you sign this Letter Agreement. You will not be entitled to use sick leave, salary continuation or disability benefits after the Separation Date.

3.                 Consideration. In consideration for signing this Letter Agreement the Company agrees that:

(a)   You may continue to participate in the Company’s group health insurance plans at the same coverage levels as immediately prior to the Separation Date. Coverage will continue through the Consolidated Omnibus Budget Reconciliation Act of 1985 until the first to occur of (a) five (5) years from the Separation Date or (b) your employment by a third party (a third party shall not be deemed to include an entity of which all of the outstanding capital stock or ownership interests are owned by you ) or (c) you default in the payment of or no longer continue to pay your portion of the premiums (the “Severance Period”). During the Severance Period, the Company shall continue to pay its portion of the premiums and you will pay your portion of the premiums.

(b)   The Company shall cause United Dominion Realty, L.P. and/or UDR Out-Performance III, LLC to repurchase 22,500 Membership Units in UDR Out-Performance III, LLC, which constitutes 50% of the Membership Units in UDR Out-Performance III, LLC owned by you, for Twenty-Two Thousand Five Hundred Dollars and No Cents ($22,500.00), such amount to be paid to you within thirty (30) days of the Separation Date.

(c)   The Company shall cause United Dominion Realty, L.P. and/or UDR Out-Performance IV, LLC to repurchase 55,333 Membership Units in UDR Out-Performance IV, LLC, which constitutes 2/3 of the Membership Units in UDR Out-Performance IV, LLC owned by you, for Fifty-Five Thousand Three Hundred Thirty-Three Dollars and No Cents ($55,333.00), such amount to be paid to you within thirty (30) days of the Separation Date.

(d)   On December 31, 2006, you shall receive 3,502 shares of Common Stock of the Company pursuant to your 2005 Performance Contingent Restricted Stock Award. Further, upon determination by the Compensation Committee of the Board (“Compensation Committee”) as to the targeted award level for the 2006 PARS Program you will either receive 2,472 shares of Common Stock of the Company or such other number consistent with the Compensation Committee’s determination of the award level for the 2006 PARS Program and pursuant to your 2006 Performance Contingent Restricted Stock Award. You will forfeit any right to receive additional shares of Common Stock under your 2005 and 2006 Performance Contingent Restricted Stock Award grants.

(e)   All restrictions on the following Restricted Stock Awards held by you that remain subject to restrictions on December 31, 2006 shall lapse:

(i)    6,423 shares of restricted Common Stock granted to you on February 27, 2003;

(ii)   13,543 shares of restricted Common Stock granted to you on February 12, 2004;

(iii)  8,949 shares of restricted Common Stock granted to you on February 18, 2005; and

(iv)  1,986 shares of restricted Common Stock granted to you on February 15, 2006.

(f)    A bonus for fiscal year 2006 in the amount of $400,000 payable at the same time the Company pays fiscal year 2006 bonuses to the Company’s other senior executives.

(g)   You will be treated as an employee of the Company for purposes of eligibility to participate in the “Board of Directors Guidelines Regarding Purchase of Out-Performance Units (“Guidelines”) once and if such Guidelines are approved by the Board of Directors of the Company.

4.                 Other Benefits. Except as provided explicitly in this Letter Agreement, you shall not be entitled to any other or further benefits from Company, including, without limitation, participation in health and dental insurance plans, disability and life insurance plans, stock plans, 401(k) plans, and profit sharing plans.

5.                 Expenses. Your expense report for expenses incurred through the Separation Date must be received within three business days after the Separation Date. You will be reimbursed for expenses incurred through the Separation Date in accordance with ordinary Company reimbursement practices and policies. If a final accounting of these new expenditures indicates that you owe the Company any amount (e.g., for charges to Company accounts) after your expense reports have been processed, you must pay such amount within three days after the Separation Date.

6.                 Consulting. For a term commencing upon the Separation Date and terminating upon the earlier of (a) twelve (12) months from the Separation Date or (b) your employment by a company which owns, acquires, renovates, operates, manages or develops apartment communities (the “Consulting Term”), you shall provide consulting services to the Company. During the Consulting Term, you will be reasonably available by telephone to consult with the Company. You agree to apply your attention, knowledge and skills faithfully, diligently, to the best of your ability as a consultant, in furtherance of the business and activities of the Company.

As compensation for the performance of your consulting services the Company will pay you the sum of Two Hundred Sixty Thousand Dollars and No Cents ($260,000.00), to be paid in equal bimonthly installments in arrears during the Consulting Term.

You hereby agree to inform Thomas W. Toomey, Chief Executive Officer and President, United Dominion Realty Trust, Inc. 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129, immediately upon your acceptance of employment with a real estate investment trust or a company which owns, acquires, renovates, operates, manages or develops apartment communities, regardless of your anticipated start date at the new position.

7.                 Company Property. You acknowledge that you have returned to the Company all proprietary Company documents (including copies) and property which you may possess, including, but not limited to, the following proprietary information of the Company:  files, memoranda, notes, computer-recorded information, personnel records (except copies of any agreements you may have signed with the Company), equipment, materials, keys, entry cards, identification, credit cards, and any other materials of any kind that embodies any confidential or proprietary information of the Company (and all reproductions thereof).

8.                 Revocation. You understand that you have twenty-one (21) days to consider the preclusive effect of this Letter Agreement prior to executing this Letter Agreement. You further understand that you may revoke this Letter Agreement for a period of seven (7) days following your execution of this Letter Agreement. Any revocation within this period must be submitted, in writing, to: the Company, c/o Sara Jo Light, Executive Vice President - Director of Talent Management, and state, “I hereby revoke my acceptance of the Letter Agreement.”  The revocation must be mailed to the Company, c/o Sara Jo Light, Executive Vice President - Director of Talent Management, or her designee, and postmarked within seven (7) days of execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Colorado, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in Colorado.

9.                 General Release of Claim and Covenant Not to Sue.

(a)   In consideration of the consulting agreement and the other benefits provided to you under this Letter Agreement, and except for the obligations created by this Letter Agreement, you knowingly and voluntarily release and forever discharge the Company and its affiliates, as well as their respective officers, directors, employees, stockholders, agents, attorneys, insurers, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as the “Released Parties”) of, with respect to and from any and all actions, and claims of any kind, known and unknown, suspected or unsuspected, against the Released Parties, which you, your heirs, executors, administrators, successors, and assigns (together and collectively “Executive”) have or may have as of the date of execution of this Letter Agreement, including, but not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

Title VII of the Civil Rights Act of 1964, as amended;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform Control Act, as amended;

The Americans with Disability Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended;

The Fair Labor Standards Act, as amended;

The Occupational Safety and Health Act, as amended;

The Equal Pay Act;

The Family and Medical Leave Act of 1993;

all Colorado laws concerning the workplace;

any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; based upon any covenant of good faith and fair dealing, implied or express contract, wrongful discharge, promissory estoppel, equitable estoppel, employee benefit, violation of public policy, negligent or intentional infliction of emotional distress, defamation, false light, compelled self-publication, fraud, misrepresentation, invasion of privacy, assault, battery, tortious interference with a contract, tortious interference with a business relationship or economic interest, negligent retention, negligent hiring, negligent supervision, negligence, negligent misrepresentation, gross negligence, loss of consortium, equity or any intentional or other tort; and/or

(i)    Arising out of the Released Parties’ personnel practices, policies, or procedures; and

(ii)   Arising out of or relating to Executive’s employment or the initiation, existence or cessation of Executive’s employment with the Released Parties, including any claims for salary, wages, severance pay, vacation pay, sick pay, bonuses, and any other compensation or benefit of any nature; and

(iii)  Arising out of any statements or representations to or about Executive; and

(iv)  Arising out of any other wrong, injury or loss allegedly suffered by Executive; and

any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters (collectively the “Released Claims”).

You shall not sue or initiate against the Released Parties any action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state or local law, statute or regulation pertaining in any manner to the Released Claims.

(b)   Except for the obligations created by this Letter Agreement, the Released Parties hereby covenant not to sue and release and forever discharge you from any and all claims, known and unknown, which the Release Parties have or may have against you, including all claims arising from your positions as Executive Vice President - Chief Financial Officer or Executive Vice President - Corporate Strategy or as an employee of the Company or its subsidiaries or affiliates and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment), as of the date of this Letter Agreement; provided, however, the Released Parties do not release you with respect to claims arising out of or relating to fraud, gross negligence or willful misconduct.

10.          No Claims Exist. You confirm that no claim, charge, complaint, or action exists pertaining in any manner to the Released Claims in any forum or form. In the event that any such claim, charge, complaint or action is filed, you shall not be entitled to recover any relief or recovery therefrom, including costs and attorney’s fees.

11.          Non-Disparagement. You agree not to make any negative, disparaging, disruptive or damaging statements, comments or remarks to any third party concerning the Company and its business. In response to inquiries about you from individuals outside of Company, Company’s official response shall be to provide our standard reference information of dates of employment and title.

12.          Assistance. In partial consideration for your receipt of the consulting agreement and the other benefits provided to you by the Company under this Letter Agreement, to which you are not otherwise entitled, you agree to provide reasonable assistance related to transition matters to the Company and/or its employees through the end of the Consulting Term.

13.          Confidentiality. You acknowledge that you have been exposed to and have learned a substantial amount of information, which is proprietary and confidential to the Company, whether or not you developed or created such information. You acknowledge that such proprietary and confidential information may include, but is not limited to, trade secrets; acquisition or merger information; advertising and promotional programs; resource or developmental projects; plans or strategies for future business development; financial or statistical data; customer information, including, but not limited to, customer lists, sales records, account records, sales and marketing programs, pricing matters, and strategies and reports; and any Company manuals, forms, techniques, and other business procedures or methods, devices, computer software or matters of any kind relating to or with respect to any confidential program or projects of the Company, or any other information of a similar nature made available to you and not known in the trade in which the Company is engaged, which, if misused or disclosed, could adversely affect the business or standing of the Company (collectively, the “Confidential Information”). Confidential Information shall not include (a) information that is generally known or generally available to the public through no fault of your own; or (b) information relating to a strategy/business endeavor involving the ownership, operation and development of real estate aimed at enhancing the level of product and service unique to the Latino consumer. You agree that except as required by court order, you will not at any time divulge to any person, agency, institution, the Company or other entity any information which you know or has reason to believe is proprietary or confidential to the Company, including but not limited to the types of information described above, or use such information to the competitive disadvantage of the Company. You agree that your duties and obligations under this Section 13 will continue until the later of twelve (12) months after the Separation Date, or as long as the Confidential Information remains proprietary or confidential to the Company.

14.          Non-Solicitation. As further consideration for the benefits provided in this Letter Agreement for a period terminating on the earlier of one (1) year from the Separation Date or the Consulting Term, you agree not to directly or indirectly solicit for employment any person employed by the Company or its affiliates.

15.          Joint Preparation of Agreement. This Letter Agreement is deemed to have been drafted jointly by the parties. In any interpretation of this Letter Agreement, the provisions of this Letter Agreement shall not be interpreted or construed against any party on the basis that the party was the drafter.

16.          Severability. If any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, such determination will not affect any other provision of this Letter Agreement. For example, if the release of a particular claim is held by a court to be invalid or unenforceable, such ruling will not affect the releases of any other claims.

17.          Entire Agreement. This Letter Agreement (including the exhibits hereto) contains the entire agreement between you and the Company and is the complete, final and exclusive embodiment of our agreement with regard to the subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it may not be modified except in writing signed by you and an officer of the Company.

18.          Governing Law. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, as applied to contracts made and performed entirely within the State of Colorado.

Please sign and return this Letter Agreement to me, keeping a copy for yourself. Our sincerest wishes in your future endeavors.

Sincerely,
United Dominion Realty Trust, Inc.
/s/ Thomas W. Toomey
Thomas W. Toomey
Chief Executive Officer and President
Accepted and Agreed:
Date: November 9, 2006	By:	/s/ Christopher D. Genry
Christopher D. Genry